Consulting Services Agreement

Date: August 24, 2018
Client: Juva Life Inc.
Address: 633 San Juan Ave. Stockton, CA 95203
Phone # (831) 521-1323 (Contact Neil Ruditsky)
Email:  Ruditsky@hotmail.com Other #:

1.	IDENTIFICATION OF PARTIES. This agreement, is made between DRIVON CONSULTING referred to hereafter as "Consultant," and Juva Life Inc., hereafter referred to as "Client".
2.
CONSULTING SERVICES TO BE PROVIDED. The Consulting services to be provided by Consultant to Client are as follows: Representation of Client with respect to Cannabis/Agricultural Industry Regulatory Consulting and Compliance in Stockton, California and surrounding Central Valley jurisdictions including but not limited to San Joaquin County from August 23, 2018 until April 30, 2019, work shall include specifically:

i. Initial Conference with Client to receive relevant information regarding Client's business entity and profile;
ii. Regular participation on client's behalf in City workshops relevant to Client's projects;
iii.  Set in person meetings with Client Meet to confer with members of Stockton City Council, Stockton Planning Commission, Stockton Community Development Department, and Stockton Police Department to advocate for expansion of local licensure (Type 11 - Distributor, Type 7 Manufacturer, Type 10 - Retail Delivery) to accomplish and accommodate Client's project specifications;
iv. Presentation and advocacy of Client interests before Stockton Planning Commission and Stockton City Council;

CONSULTING SERVICES AGREEMENT

v. Monthly progress reports regarding amendments to Stockton's 'Measure P' regulatory ordinance and any relevant communications between Consultant and interested parties related thereto.
vi. Monthly updates as to the availability of regulatory developments and eligible locations for expansion of Client's operations in the San Joaquin Valley Region.
vii. Actively seek available permit opportunities in all categories in jurisdictions across the Central Valley. Client agrees to pay consultant in separate agreement $2,500/month for 36 months for every retail permit, and $1,500/month for 36 months for every additional cultivation, distribution, or manufacturing permit consultant is successful in obtaining for client outside of Stockton, CA.

3.
CONSULTING SERVICES SPECIFICALLY EXCLUDED. Consulting services that are not to be provided by Consultant under this agreement specifically include, but are not limited to, the following: representation with respect to (a) any criminal action brought against client by the State of California, The United States of America or any other prosecutorial body, (b) any financial transaction related to client's current business interests, (c) any preparation or submittal of an application for administrative hearing related to obtaining commercial licensing, (d) any technical or logistical management of client's project site or personnel (e) any appeal from an administrative decision rendered by any governmental or regulatory entity in which Client is an appellant from judgment on client's application for commercial licensing.

If Client wishes that Consultant provide any services not to be provided under this agreement, a separate written agreement between Consultant and Client will be required.
4.
RESPONSIBILITIES OF CONSULTANT AND CLIENT. Consultant will perform the Consulting services called for under this agreement, keep Client informed of progress and developments, and respond promptly to Client's inquiries and communications. Client will be truthful and cooperative with Consultant and keep Consultant reasonably informed of developments and of Client's address, telephone number, and whereabouts.

5.	CONSULTANT 'S FEES. The amount Consultant will receive for Consultant 's fees for the consulting services to be provided under this agreement will be:
(a) An initial non-refundable $5,000 dollar retainer, plus reasonable costs including airfare, hotel accommodations and other related incidentals; and $3,000.00 per month, on a month to month basis thereafter.
(b) any other legal compensation deemed reasonable and agreeable to both consultant and client
(c) All Consultant fees will be considered earned upon receipt and paid upfront in the form of a nonrefundable true retainer. This means the entire lump sum paid by client up front, prior to the rendering of services contemplated between the parties under this agreement. Upon payment of said non-refundable true retainer, the retainer will be drawn against or debited by consultant upon performance of consulting services at a rate specified above.
CLIENT IS INFORMED THAT THIS CONSULTANT'S FEE IS NOT SET BY LAW BUT RATHER IS NEGOTIABLE BETWEEN THE CONSULTANT AND THE CLIENT.
6.
CONSULTANT ASSOCIATION. Client is aware that Consultant may associate and consult with other parties regarding his or her case to better represent Client. Consultant may pay at the Consultants expense for advice, motions, court appearances of other Counsel to assist in the preparation of Client's case and in furtherance of this agreement. This will not increase the fees quoted and agreed upon in this fee agreement.

CONSULTING SERVICES AGREEMENT

7.
COSTS. Consultant may advance "costs" related to Consultant's representation of Client under this agreement. Consultant will be reimbursed by client for such costs as may be considered reasonable between the consultant and client. Costs include, but are not limited to, travel expenses, expert fees and expenses, investigation costs, long-distance telephone charges, messenger service fees, photocopying expenses, and process server fees.

8.
REPRESENTATION OF ADVERSE INTERESTS. Client is informed that the Rules of Professional Conduct of the State Bar of California require the client's informed written consent before consultant may begin or continue to represent the client when the consultant has or had a relationship with another party interested in the subject matter of the consultant 's proposed representation of the client. consultant is not aware of any relationship with any other party interested in the subject matter of consultant 's services for Client under this agreement. So long as consultant 's services for client continue under this agreement, consultant will not agree to provide consulting services for any such party without client's prior written consent.

Protected Information.

(a) Definition.  For purposes of this Agreement, "Protected Information" means:  (i) all proprietary information of Company, whether oral or in writing or in any other medium, relating to the management, operations, products, data and inventions of the Company and its affiliated and related companies, if any; (ii) all information marked or designated by Company as confidential; (iii) all information, whether or not in written or other tangible form and whether or not designated as confidential, which is treated by Company as confidential; and (iv) all information provided to Company by third parties which Company is obligated to keep confidential.  Without limiting the foregoing, Protected Information includes patents, patent applications, inventions (whether or not patentable), discoveries, trade secrets, copyrights, trademarks, information related to or underlying such intellectual property rights and other proprietary information, know-how, ideas, drawings, specifications, data including clinical and preclinical data, techniques, models, designs, formulations, ingredients, samples, processes, testing procedures, computer programs, documentation, processing and control information, research plans and results, experimental work, product data, manuals, supplier lists, purchase and sales records, customer lists, marketing plans, product pricing information, financial information, that (i) the Company owns or has any rights in or (ii) arises out of Consultant's performance of Services, including, but not limited to, any Developments and all information relating to Consultant's analysis of the Protected Information.

Notwithstanding the previous paragraph, Protected Information excludes any information that (i) is or becomes part of the public domain through no act or failure to act on the part of Consultant; (ii) is furnished to Consultant by a third party without restriction on disclosure, where such third party obtained such information and the right to disclose it to the receiving party without violation of any rights which Company may have in such information; or (iii) has been independently developed by Consultant (as evidenced by Consultant's written records) before or after the date of this Agreement without any use of Protected Information or violation of any rights which Company may have in such information. In any dispute between the parties with respect to the exclusions in this paragraph, the burden of proof is on Consultant and such proof must be established by clear and convincing evidence.

(b) Consultant's  Obligation's .  Consultant must:

(i) not disclose Protected Information, directly or indirectly, to any third person without the Company's express prior written consent;

CONSULTING SERVICES AGREEMENT

(ii) not use any Protected Information for any purpose other than for the purposes of performing Services hereunder;

(iii)             hold and maintain Protected Information in trust and confidence for the benefit of Company;

(iv)             not copy, transmit, reproduce, summarize, quote or make any commercial or other use of any Protected Information except for the purposes of performing Services hereunder;

(v) inform all persons having access to Protected Information of the confidential nature thereof and of Consultant's obligations hereunder; and

(vi)             take reasonable security precautions and such other actions as may be necessary, and exercise the same degree of care as Recipient accords to Recipient's own similar Protected Information, but under no circumstances less than reasonable care, to insure that there is no use or disclosure of Protected Information in violation of this Agreement.

No Conflicting Obligations.  Except for pending retail applications for clients already represented by Consultant in jurisdictions with a limited number of retail permits to be issued, Consultant represents that the performance of Services for Company under this Agreement will not conflict with, violate, or result in a breach of, any term of employment, non-disclosure, proprietary information and inventions agreement or any other agreements, understandings or obligations that Consultant may have to any other person or entity. Consultant further agrees that Consultant will not use in the course of performing Services for, or disclose to, Company any confidential information of any other person or entity without the prior written consent of that person or entity. Consultant will indemnify and hold harmless Company from and against any and all liability, loss, cost, expense, damage, claims or demands for actual or alleged violations of the rights of others by reason of Consultant's performance of Services under this Agreement or Company's receipt or use of confidential information wrongfully disclosed by Consultant to Company. In addition, Consultant agrees, during the term of this Agreement, not to enter into or engage in, without Company's express prior written consent, any employment, consulting or business activity, agreement or arrangement that in any way conflicts with Consultant's performance of Services on behalf of the Company or which is competitive with the Company, or which would otherwise conflict with, Consultant's relationship with the Company.  For the avoidance of doubt, the Company acknowledges and agrees that during the term of this Agreement Consultant may perform other employment or consulting services which do not conflict with Consultant's performance of Services on behalf of the Company, which are not competitive with the Company, or which do not otherwise conflict with Consultant's relationship with the Company

9.
Independent Contractor. Consultant agrees that Consultant is an independent contractor to Company, that Consultant is not by this Agreement constituted or appointed the legal representative or agent of Company, and that Consultant does not have the right or authority to make any representation, warranty, guarantee or commitment or assume, execute or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of Company, whether directly or indirectly.

10.	CONSULTANT'S LIEN. Consultant will have a lien for consultant 's fees and costs advanced on all efforts that are the subject of representation of client under this agreement.

CONSULTING SERVICES AGREEMENT

11.
     DISCHARGE OF CONSULTANT. Client may discharge consultant at any time by written notice effective when received by consultant. Unless specifically agreed by consultant and client, consultant will provide no further services and advance no further costs on client's behalf after receipt of the notice. If consultant is client's consultant of record in any matter, client will execute and return a notice of disengagement immediately on its receipt from consultant. Notwithstanding the discharge, client will be obligated to pay consultant for all services provided and to reimburse consultant for all costs advanced.

12.
     WITHDRAWAL OF CONSULTANT. Consultant may withdraw at any time as permitted under the Rules of Professional Conduct and laws under the Business and Professions Code. The circumstances under which the Rules permit such withdrawal include, but are not limited to, the following: (a) The client consents, and (b) the client's conduct renders it unreasonably difficult for the consultant to carry out the employment effectively. Notwithstanding consultant's withdrawal, client will be obligated to pay consultant for all services provided, and to reimburse consultant for all costs advanced, before the withdrawal.

13.
     RELEASE OF CLIENT'S PAPERS AND PROPERTY. At the termination of services under this agreement, consultant will release promptly to client on request all of client's papers and property. "Client's papers and property" include correspondence, transcripts, exhibits, experts' reports, legal documents, physical indicia, and other items reasonably necessary to client's representation, whether client has paid for them or not.

14.
     DISCLAIMER OF GUARANTY. Although consultant may offer an opinion about possible results regarding the subject matter of this agreement, consultant cannot guarantee any particular result. Client acknowledges that consultant has made no promises about the outcome and that any opinion offered by consultant in the future will not constitute a guaranty.

15.
     ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties. No other agreement, statement, or promise made on or before the effective date of this agreement will be binding on the parties.

16.
     SEVERABILITY IN EVENT OF PARTIAL INVALIDITY. If any provision of this agreement is held in whole or in part to be unenforceable for any reason, the remainder of that provision and of the entire agreement will be severable and remain in effect.

17.
     MODIFICATION BY SUBSEQUENT AGREEMENT. This agreement may be modified by subsequent agreement of the parties only by an instrument in writing signed by both of them or an oral agreement to the extent that the parties carry it out.

18.
     ARBITRATION OF FEE DISPUTE. If a dispute arises between Consultant and Client regarding consultant's fees under this agreement and Consultant files suit in any court other than small claims court, Client will have the right to stay that suit by timely electing to arbitrate the dispute under Business and Professions Code sections 6200-6206, in which event Consultant must submit the matter to such arbitration.

19.
     ATTORNEY'S FEES AND COSTS IN ACTION ON AGREEMENT. The prevailing party in any action or proceeding to enforce any provision of this agreement will be awarded reasonable attorney's fees and costs incurred in that action or proceeding or in efforts to negotiate the matter.

20.	EFFECTIVE DATE OF AGREEMENT. The effective date of this agreement will be the date when, having been executed by Client, one copy of the agreement is received by Attorney.

CONSULTING SERVICES AGREEMENT

ACCEPTED AND AGREED

Dated: ______________________ /s/Neil Ruditsky ________________________________ NEIL RUDITSKY, COO, JUVA LIFE INC.	Dated: ______________________ /s/Zach Drivon ________________________________ ZACH DRIVON, CONSULTANT

CONSULTING SERVICES AGREEMENT

DRIVON CONSULTING
2904 Pacific Ave. Stockton
Stockton, CA 95204

(209) 915-5516	email:zach@drivonconsulting.com

AUTHORIZATION OF REPRESENTATION

CLIENT NAME: ____________________________________________

DATE OF AGREEMENT: ___________________________________________

Pursuant to Section 2695 (c) of the California Code of Regulations, Title 10, Chapter 5, I authorize Zach Drivon of DRIVON CONSULTING, my Consultant and his staff, to handle my affairs under the above- captioned Agreement.

This authorization shall remain valid for only eight months from the below date unless renewed or revoked by the undersigned. ANY AND ALL PRIOR AUTHORIZATIONS ARE HEREBY REVOKED BY THE UNDERSIGNED AS OF THE DATE OF THIS AUTHORIZATION.

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Signature of Client

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Printed Name of Client

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Date Executed

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Address

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Telephone Number

AUTHORIZATION OF REPRESENTATION